Exhibit 10.5
ADOBE INC.
FISCAL YEAR 2026 EXECUTIVE ANNUAL INCENTIVE PLAN
PURPOSE AND ELIGIBILITY
Purpose

As part of its total compensation program, Adobe Inc. (together with its subsidiaries, “Adobe” or the “Company”) has designed an annual cash-based incentive plan for its 2026 fiscal year (the “Performance Period”) for certain officers of the Company. This Fiscal Year 2026 Executive Annual Incentive Plan (“EAIP”) is designed to drive revenue growth, profitability, execution of short-term priorities tied to long-term strategy, and annual priorities and objectives. Further, the purpose of the EAIP is to encourage accountability, attract and retain employees by recognizing and rewarding participants upon the attainment of Company objectives, and incent participants to continue to deliver at the highest levels going forward.
Eligibility

Eligible participants in the EAIP are officers of the Company who (i) are designated by the Executive Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) for participation in the EAIP, (ii) are employed (full time or part time) during the Performance Period, and (iii) are regular employees of the Company at the end of the Performance Period (the “Participants”). Participation in the EAIP is at the discretion of the Committee, in consultation with Company management. Employees eligible to participate in any other cash-based incentive compensation plan at Adobe (such as a sales compensation plan) are not eligible to participate simultaneously in the EAIP.
Target Awards

The Committee will determine Target Awards (as defined below) for each Participant, calculated as a percentage of a Participant’s Base Salary. “Base Salary” means a Participant’s annualized salary rate, calculated before (A) deductions for taxes or benefits and (B) deferrals of compensation pursuant to Company-sponsored plans.
Employment Status

If an employee is hired or becomes eligible to participate in the EAIP after the beginning of the Performance Period, the Participant’s Target Award will be prorated based on the number of calendar days in the Performance Period during which the individual is eligible to participate in the EAIP. Unless the Committee explicitly determines otherwise, (1) if a Participant’s EAIP annual bonus target percentage changes during the Performance Period, the Participant’s Target Award will be prorated based on (i) the number of calendar days in the Performance Period with the former EAIP annual bonus target percentage and (ii) the number of calendar days in the Performance Period with the new EAIP annual bonus target percentage, and (2) if a Participant’s Base Salary changes during the Performance Period, the Participant’s Target Award will be prorated based on (i) the number of calendar days in the Performance Period with the former Base Salary and (ii) the number of calendar days in the Performance Period with the new Base Salary.

A Participant will only earn and be paid a bonus under the EAIP if the Participant remains employed by the Company through January 31, 2027 (the “Earn Date”), except as provided in an applicable severance plan or in an individual retention agreement with the Participant. Subject to the foregoing sentence, if a Participant’s employment terminates prior to the Earn Date, no bonus is earned under the EAIP and no bonus payment, or any portion of a bonus payment, will be paid to the Participant. If a Participant is on a leave of absence for the entire Performance Period, the Participant is not eligible for an EAIP bonus payment. If a Participant is on a leave of absence for a portion of the Performance Period, any bonus that the Participant is eligible to earn may be prorated. Proration shall commence from the first day of all unpaid leaves (including but not limited to a personal leave), unless otherwise required by law. For all approved Adobe paid leaves, proration shall commence from the 183rd day of leave (cumulative) in the fiscal year, unless otherwise required by law.
HOW THE EAIP WORKS
Summary

A Participant’s actual earned and payable award (the “Actual Award”) will be determined by multiplying the Participant’s Target Award by the Corporate Performance Result (as set forth below), but in no event will the Participant’s Actual Award be greater than the Maximum Award (as set forth below).
A Participant’s Actual Award is comprised of:

Actual Award ($)*	=	Target Award ($)	x	Corporate Performance Result (%)
*Subject to achievement of the Threshold Goals (as defined below). Cannot achieve Target Award unless the Financial Performance Result (as set forth below) is at least 95%.

Part 1: Determination of Target Award

The “Target Award” equals the product of the annual bonus target percentage (as designated by the Committee) and the Participant’s Base Salary. For example, a Participant whose annual bonus target percentage is 75% and whose Base Salary is $300,000 has a Target Award of $225,000 ($300,000 x 75%). The Target Award is the amount that would be earned and payable under the EAIP upon achievement at the 100% level of the Corporate Performance Result (provided the Threshold Goals (as defined below) are attained and employment requirements are satisfied).
The maximum Actual Award a Participant may earn for the Performance Period is 155% of his or her Target Award (regardless of the level of achievement of the Corporate Performance Result) (the “Maximum Award”).
Part 2: Achievement of Threshold Goals

In order for any Participant to earn any bonus under the EAIP, Adobe must first achieve two “Threshold Goals”:

(1)at least 95% of the revenue target pre-determined by the Committee at the beginning of fiscal year 2026 (“Revenue Target”); and
(2)at least 95% of the earnings per share (“EPS”) target pre-determined by the Committee at the beginning of fiscal year 2026 (“EPS Target”, and together with the Revenue Target, the “Targets”).
If the Company achieves the Threshold Goals, the EAIP will be funded for all eligible Participants, subject to the metrics below to determine a Participant’s Actual Award. If the Company does not achieve the Threshold Goals, the EAIP will not be funded and Participants will earn no bonus under the EAIP. The Committee is under no obligation to pay out the entire funded or credited amount to Participants.
Part 3: Determination of Actual Award

The Committee will determine the Actual Award based on achievement of certain Company objectives, as reflected by the calculation of the Corporate Performance Result, as described below.
Step 1: Calculate Corporate Performance Result

The “Corporate Performance Result” is based on the Company’s financial performance, and may be adjusted based on a number of goals related to the Company’s strategic corporate priorities, using the following formula:

Corporate Performance Result (%)*	=	Financial Performance Result (%)**	+/-	Strategic Performance Adjustment***
*    May range from zero to 155%
**    May range from zero to 130%
***    Up or down adjustment factor of up to 25 percentage points (which adjustment will apply uniformly to all eligible Participants, unless the Committee determines otherwise with respect to a Participant).

Step 1A: Determine Financial Performance. The Company’s financial performance for the Performance Period (“Financial Performance Result”) is based on the Company’s performance against the Revenue Target and the EPS Target. The table below provides examples of the percentage of the Financial Performance Result that may be earned based on performance against each of the Targets for 2026 fiscal year:

Performance Against Revenue Target*	Performance Against EPS Target*	Financial Performance Result
Below 95.0%	Below 95.0%	0%
98.0%	98.0%	70%
99.0%	99.0%	83%
100.0%	100.0%	95%
100.4%	100.4%	100%
101.1%	102.0%	105%

102.5%	102.5%	118%
103.5% & above	103.7% & above	130%

*    Actual performance percentage will be determined at and rounded to the nearest tenth of a percent.

In determining the achievement of the Financial Performance metric, the Committee will disregard the effects of any material acquisitions not incorporated into the Targets; however, the Committee may adjust the Financial Performance metric (either upward or downward) to include the effects of a material acquisition if (i) the Committee determines that such acquisition is material to the Company and (ii) the Company modifies the Targets to incorporate the effects of such material acquisition.
Step 1B: Strategic Performance Adjustment. The Committee, in its sole discretion, may add to or subtract from the Financial Performance Result applicable to a Participant up to 25 percentage points based on the Committee’s assessment of the Company’s corporate priorities and objectives for the Performance Period, including, but not limited to, adjustments as the result of (i) reorganizing and restructuring charges; (ii) discontinued operations; (iii) asset write-downs; (iv) gains or losses on the disposition of an asset or business; (v) mergers, acquisitions or dispositions (subject to the provisions above); (vi) extraordinary, unusual and/or non-recurring items of gain or loss; and (vii) foreign currency fluctuations (the “Strategic Performance Adjustment”).
Step 1C: Determine Corporate Performance Result. The final Corporate Performance Result will be determined by the formula shown above.
Step 2: Calculate Actual Award

Each Participant’s Actual Award is determined using the formula set forth above under “How the EAIP Works -Summary” based on the achievement determinations described in the above steps, provided that the Threshold Goals have been met. If the Threshold Goals are not met, the Financial Performance Result will be 0. Actual Awards are subject to all applicable withholding taxes and other amounts required to be deducted and withheld under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of other applicable law.
GENERAL
Administration

The Committee is responsible for the general administration and interpretation of the EAIP and is authorized to take such actions as it deems necessary or desirable for the proper administration of the EAIP. The Committee may delegate specific administrative tasks to Company employees or others as appropriate for proper administration of the EAIP. Any rule or decision by the Committee that is not inconsistent with the provisions of the EAIP will be conclusive and binding on all persons, and will be given the maximum deference permitted by law.

The Committee reserves the right to interpret and to make changes to or withdraw the EAIP at any time, subject to applicable legal requirements. All terms and conditions of the EAIP are subject to compliance with applicable law. Notwithstanding any contrary provision of the EAIP, the Committee, at any time prior to payment of an Actual Award, may: (i) increase, reduce or eliminate a Participant’s Actual Award, and/or (ii) increase, reduce or eliminate the amount allocated to the EAIP funding. The Actual Award may be below, at or above the Target Award, as determined by the Committee. The Committee may determine the amount of any increase, reduction, or elimination based on such factors as it deems relevant and will not be required to establish any allocation or weighting with respect to the factors it considers.
Timing of Payments
Unless appropriately deferred pursuant to a deferral program, Actual Awards are paid on an annual basis approximately 60-75 days after the end of the Performance Period, but in no event after the later of (i) March 15th of the year following the calendar year in which the Actual Award is earned and (ii) the 15th day of the third month following the fiscal year of the Company in which the Actual Award is earned, and in all cases in compliance with the short-term deferral exception of Section 409A of the Code.
Right to Receive Payment

Each Actual Award under the EAIP will be paid solely from the general assets of the Company. Nothing in the EAIP will be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of an Actual Award other than as an unsecured general creditor with respect to any payment to which he or she may be entitled. At no time before the Earn Date will any Participant accrue any vested interest or right whatsoever under the EAIP, except as otherwise stated in the EAIP.
Deferrals

The Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash that would otherwise be delivered to a Participant under the EAIP. Any such deferral elections will be subject to such rules and procedures as will be determined by the Committee in its sole discretion, subject to applicable requirements of Section 409A of the Code.
No Guarantee of Employment

The EAIP is intended to provide a financial incentive to Participants and is not intended to confer any rights to continued employment upon Participants whose employment will remain at-will and subject to termination by either the Company or a Participant at any time, with or without cause or notice, unless otherwise required by applicable law.
Recoupment

Any amounts paid under the EAIP will be subject to recoupment in accordance with the Company’s clawback policies, including (i) the Company’s Incentive Compensation Recovery Policy adopted to comply with Rule 10D-1 promulgated under the Securities Exchange Act of 1934, as amended, and the listing standards of the Nasdaq Stock Market LLC and (ii) any other clawback policy that the Company may adopt from time to time, all to the extent determined by the Committee to be applicable to a Participant, any amount paid under the EAIP and/or required by applicable law. In addition, the Committee may impose such other clawback, recovery or recoupment provisions in a Target or Actual Award as the Committee determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired cash upon the occurrence of cause as determined by the Committee. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with Adobe.